Exhibit 99.1

N e w s R e l e a s e QUICKSILVER RESOURCES INC. 777 West Rosedale Street Fort Worth, TX 76104 www.qrinc.com

Quicksilver Resources Reports Third-Quarter 2009 Results

FORT WORTH, TEXAS (November 9, 2009) – Quicksilver Resources Inc. (NYSE: KWK) today reported operating and financial results for the 2009 third quarter.

Third-Quarter 2009 Highlights

•	Produced volumes of approximately 311 MMcfe per day; up 12% year-over-year
•	Reduced oil and gas production expense to $1.02 per Mcfe; down 22% year-over-year
•	Increased Fort Worth Basin daily production volumes 14% year-over-year
•	Increased Canadian daily production volumes 9% year-over-year
•	Drilled 32 horizontal wells in the Fort Worth Basin
•	Completed successful test of first Horn River Basin well

"For the nine months ended September 30, Quicksilver generated record cash flow through operating activities, reduced unit production costs nearly 30%, and is on pace for a record production year," said Glenn Darden, Quicksilver president and chief executive officer.  "All of this has been accomplished while limiting capital expenditures below cash inflows."

Financial Results

Third-quarter 2009 adjusted net income, a non-GAAP measure, was $42.7 million ($.25 per diluted share) compared to adjusted net income of $69.8 million ($.40 per diluted share) in the 2008 period.  Adjusted net income excludes the following items:

•
net charges of $49.9 million ($32.5 million after tax) in the 2009 quarter associated with the company’s ownership in BreitBurn Energy Partners that included gains related to the early settlement of hedges and interest rate swaps, and a charge for the unrealized mark-to-market loss on oil and gas derivative positions;

•	an income tax expense of $9.6 million in the 2009 quarter associated with the tax rate change to prior quarters;
•
a charge of $103.5 million ($67.3 million after tax) in the 2008 quarter related to the unrealized mark-to-market loss of derivative positions held by BreitBurn Energy Partners, associated with the company’s ownership in BreitBurn Energy Partners; and

•	a charge of $9.6 million ($6.2 million after tax) in the 2008 quarter related to the company’s settlement of litigation.

Including the items noted above, Quicksilver reported net income of $0.7 million in the 2009 third quarter as compared to a net loss of $3.8 million (a loss of $.02 per diluted share) in the prior-year period.

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Production

For the third quarter of 2009, average daily production was approximately 311 million cubic feet of natural gas equivalent (MMcfe) per day compared to approximately 277 MMcfe per day for the same period in 2008, an increase of approximately 12%.  Total production for the third quarter of 2009 was approximately 28.6 billion cubic feet of natural gas equivalent (Bcfe) compared to approximately 25.5 Bcfe for the third quarter of 2008.  The 2009 production volumes were comprised of approximately 71% natural gas, approximately 27% natural gas liquids (NGLs) and approximately 2% crude oil and condensate.  Increased activities at the company’s Lake Arlington and Alliance projects in the northern portion of its Fort Worth Basin acreage resulted in increased production of dry gas as a percent of total production in the 2009 quarter as compared to the 2008 quarter.

Revenues and Costs

Sales of natural gas, NGLs and crude oil totaled $198.3 million in the third quarter of 2009, down approximately $20.0 million from the prior-year quarter.  Sales from increased production volumes attributable to the company’s properties in the Fort Worth Basin in Texas and Horseshoe Canyon area in Alberta, Canada were more than offset by lower average realized prices for all commodities, which resulted in an approximate 19% decrease in the average realized price per thousand cubic feet of natural gas equivalent (Mcfe) after hedge consideration.

Total production expense was $29.1 million for the 2009 third quarter, down $4.0 million from the prior-year quarter even though total production increased more than 12%.  Unit production expense, including production, gathering and processing and transportation expense, decreased to $1.02 per Mcfe during the third quarter of 2009, a 22% reduction from $1.30 per Mcfe reported in the prior-year period.  Quicksilver’s ongoing efforts to reduce and control costs enabled the company to remain one of the lowest-cost operators in North America.

Income from Earnings of Unconsolidated Affiliate

Quicksilver reported a $43.7 million loss attributable to the company’s approximate 40% interest in BreitBurn Energy Partners L.P.’s (BBEP) second-quarter 2009 results, including income of $10.1 million from the early settlement of derivative positions and $0.1 million on interest rate derivatives and a loss of $60.2 million on the unrealized mark-to-market of commodity derivative positions.  On April 17, 2009, BBEP announced that it was suspending its distributions and, therefore, Quicksilver did not receive any cash distributions from this partnership during the third quarter of 2009.

Interest Expense and Debt

Third-quarter 2009 interest expense increased to $41.6 million, compared with the 2008 quarter, primarily due to a higher weighted-average interest rate and slightly higher average debt balances.  During the 2009 third quarter, the company issued $300 million of senior notes due 2019 and used the proceeds to repay a portion of its senior credit facility.  In October, Quicksilver’s bank group affirmed the borrowing base under the company’s senior secured credit facility at $1 billion.  The company currently has approximately $514 million drawn on this facility.

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Third-Quarter 2009 Operations

During the third quarter of 2009, Quicksilver drilled 32 (23.7 net) operated wells and connected 11 (9.35 net) operated wells to sales in the Fort Worth Basin.  The company currently has five rigs working in the basin, including three rigs dedicated to the Lake Arlington and Alliance areas in Tarrant and Denton counties.

In Canada, the company drilled four (2.9 net) operated wells during the third quarter of 2009 in the Horseshoe Canyon area and expects to drill three (1.8 net) operated wells for the remainder of this year.  The company now expects to participate in a total of 145 (42.2 net) wells in this area for the full year of 2009.

During the third quarter of 2009, the company incurred costs of approximately $139 million, including approximately $79 million for drilling and completion activities, $44 million for midstream activities, approximately $12 million for leasehold and approximately $4 million for other corporate items.  The company expects to incur an additional $75 million of capitalized costs during the 2009 fourth quarter.

Fourth-Quarter 2009 Outlook

Fourth-quarter 2009 production volumes are expected to average in the range of 330 MMcfe to 340 MMcfe per day.  Average unit expenses, on a Mcfe basis, are expected as follows:

•	Production	$.55	-	$.60
•	Gathering and processing	.15	-	.18
•	Transportation	.30	-	.35
•	Production taxes	.20	-	.25
•	General and administrative	.55	-	.60
•	Depletion, depreciation & accretion	1.55	-	1.60

The company has derivatives covering 190 million Btu (MMBtu) per day of natural gas that have a weighted-average floor price of $8.75 per MMBtu for the fourth quarter of 2009.  Details of all of the company’s outstanding commodity derivatives are available on the company’s website at http://www.qrinc.com/investor_relations/sec_financial_info/financials/Outstanding-web.pdf.

Conference Call

The company will host a conference call to discuss third-quarter 2009 operating and financial results and its outlook for the future at 11:00 a.m. eastern time today.

Quicksilver invites interested parties to participate in the call via the company’s website at http://www.qrinc.com or by calling 1-877-313-7932, using the conference ID number 80367983 prior to 10:55 a.m. eastern time.  A digital replay of the conference call will be available at 3:00 p.m. eastern time today, and will remain available for 30 days.  The replay can be accessed at 1-800-642-1687 and enter the conference ID number 80367983.  The replay will also be archived for 30 days on the company’s website.

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Use of Non-GAAP Financial Measure

This press release and the accompanying schedule include the non-generally accepted accounting principles ("non-GAAP") financial measure of adjusted net income.  The accompanying schedule provides reconciliations of this non-GAAP financial measure to its most directly comparable financial measure calculated and presented in accordance with accounting principles generally accepted in the United States of America ("GAAP").  Our non-GAAP financial measure should not be considered as an alternative to GAAP measures such as net income or operating income or any other GAAP measure of liquidity or financial performance.  The company uses cash flow through operating activities and net cash provided by operating activities interchangeably.

Upcoming Corporate Presentations

The company also announced that members of its senior management team expect to present at several upcoming energy conferences, including:

•	Canaccord Adams Global Energy Conference on December 1, 2009;
•	Bank of America Merrill Lynch Credit Conference on December 2, 2009; and
•	Capital One Southcoast Energy Conference on December 8, 2009

A link to the live webcast presentations will be available at www.qrinc.com, where a replay will also be available soon after the presentations.

About Quicksilver Resources

Fort Worth, Texas-based Quicksilver Resources is a natural gas and crude oil exploration and production company engaged in the development and acquisition of long-lived, unconventional natural gas reserves, including coalbed methane, shale gas, and tight sands gas in North America.  The company has U.S. offices in Fort Worth, Texas; Glen Rose, Texas and Cut Bank, Montana.  Quicksilver’s Canadian subsidiary, Quicksilver Resources Canada Inc., is headquartered in Calgary, Alberta.  For more information about Quicksilver Resources, visit www.qrinc.com.

Forward-Looking Statements
The statements in this press release regarding future events, occurrences, circumstances, activities, performance, outcomes and results are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Although these statements reflect the current views, assumptions and expectations of Quicksilver Resources’ management, the matters addressed herein are subject to numerous risks and uncertainties, which could cause actual activities, performance, outcomes and results to differ materially from those indicated.  Factors that could result in such differences or otherwise materially affect Quicksilver Resources’ financial condition, results of operations and cash flows include:  changes in general economic conditions; fluctuations in natural gas, natural gas liquids and crude oil prices; failure or delays in achieving expected production from exploration and development projects; uncertainties inherent in estimates of natural gas, natural gas liquids and crude oil reserves and predicting natural gas, natural gas liquids and crude oil reservoir performance; effects of hedging natural gas, natural gas liquids and crude oil prices; fluctuations in the value of certain of our assets and liabilities; competitive conditions in our industry; actions taken or non-performance by third parties, including suppliers, contractors, operators, processors, transporters, customers and counterparties; changes in the availability and cost of capital; delays in obtaining oilfield equipment and increases in drilling and other service costs; operating hazards, natural disasters, weather-related delays,

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casualty losses and other matters beyond our control; the effects of existing and future laws and governmental regulations; and the effects of existing or future litigation; as well as, other factors disclosed in Quicksilver Resources’ filings with the Securities and Exchange Commission.  The forward-looking statements included in this press release are made only as of the date of this press release, and we undertake no obligation to update any of these forward-looking statements to reflect subsequent events or circumstances except to the extent required by applicable law.

Investor & Media Contact:
Rick Buterbaugh
(817) 665-4835

KWK 09-20

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QUICKSILVER RESOURCES INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)
In thousands, except for per share data - Unaudited

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Revenue
Natural gas, NGL and crude oil	$198,287	$218,214	$581,156	$574,717
Sales of purchased natural gas	5,964	-	11,181	-
Other	2,406	18,048	6,293	17,063
Total revenue	206,657	236,262	598,630	591,780

Operating expenses
Oil and gas production expense	29,064	33,068	92,938	98,443
Production and ad valorem taxes	6,630	4,944	18,437	10,684
Costs of purchased natural gas	2,964	-	11,546	-
Other operating costs	2,066	878	5,337	2,679
Depletion, depreciation and accretion	44,548	51,777	155,210	125,756
General and administrative	17,682	25,605	59,452	56,402
Total expenses	102,954	116,272	342,920	293,964
Impairment related to oil and gas properties	-	-	(967,126)	-
Operating income (loss)	103,703	119,990	(711,416)	297,816
Loss from earnings of BBEP - net	(43,685)	(89,814)	(24,669)	(93,864)
Other expense - net	(645)	(2,113)	(739)	(1,055)
Interest expense	(41,619)	(35,988)	(149,901)	(65,521)
Income (loss) before income taxes	17,754	(7,925)	(886,725)	137,376
Income tax (expense) benefit	(15,595)	5,295	301,125	(46,041)
Net income (loss)	2,159	(2,630)	(585,600)	91,335
Net income attributable to noncontrolling interests	(1,429)	(1,125)	(4,411)	(2,621)
Net income (loss) attributable to Quicksilver	$730	$(3,755)	$(590,011)	$88,714

Earnings (loss) per common share - basic	$-	$(0.02)	$(3.49)	$0.55

Earnings (loss) per common share - diluted	$-	$(0.02)	$(3.49)	$0.55

Basic weighted average shares outstanding	169,021	164,439	168,917	160,293

Diluted weighted average shares outstanding	170,657	164,439	168,917	171,099

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QUICKSILVER RESOURCES INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
In thousands, except share data - Unaudited

	September 30,	December 31,
	2009	2008
ASSETS
Current assets
Cash and cash equivalents	$1,568	$2,848
Accounts receivable, net of allowance for doubtful accounts	75,225	143,315
Derivative assets at fair value	147,815	171,740
Other current assets	57,066	75,433
Total current assets	281,674	393,336
Investment in BBEP	114,733	150,503
Property, plant and equipment
Oil and gas properties, full cost method (including unevaluated costs of $497,301 and $543,533, respectively)	2,261,930	3,142,608
Other property and equipment	731,870	655,107
Property, plant and equipment, net	2,993,800	3,797,715
Derivative assets at fair value	34,170	116,006
Deferred income taxes	143,450	-
Other assets	47,728	40,648
	$3,615,555	$4,498,208
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Current portion of long-term debt	$-	$6,579
Accounts payable	143,989	282,636
Income taxes payable	5,583	40
Accrued liabilities	152,205	66,923
Derivative liabilities at fair value	871	9,928
Deferred income taxes	63,394	52,393
Total current liabilities	366,042	418,499
Long-term debt	2,531,632	2,586,046
Asset retirement obligations	44,902	34,753
Other liabilities	30,049	12,962
Deferred income taxes	36,542	234,385
Stockholders' equity
Preferred stock, par value $0.01, 10,000,000 shares authorized, none outstanding	-	-
Common stock, $0.01 par value, 400,000,000 shares authorized;173,997,988 and 171,742,699 shares issued, respectively	1,740	1,717
Paid in capital in excess of par value	672,475	656,958
Treasury stock of 4,700,355 and 4,572,795 shares, respectively	(36,309)	(35,441)
Accumulated other comprehensive income	156,973	185,104
Retained earnings (deficit)	(213,523)	376,488
Quicksilver stockholders' equity	581,356	1,184,826
Noncontrolling interests	25,032	26,737
Total equity	606,388	1,211,563
	$3,615,555	$4,498,208

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QUICKSILVER RESOURCES INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
In thousands - Unaudited

	For the Nine Months Ended
	September 30,
	2009	2008
Operating activities:
Net income (loss)	$(585,600)	$91,335
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Impairment related to oil and gas properties	967,126	-
Depletion, depreciation and accretion	155,210	125,756
Deferred income tax expense (benefit)	(313,556)	43,322
Loss from BBEP in excess of cash distributions, net of impairment	35,770	93,864
Non-cash interest expense	40,553	8,085
Stock-based compensation	16,007	11,810
Non-cash (gain) loss from hedging and derivative activities	2,845	(2,065)
Other	684	1,288
Changes in assets and liabilities:
Accounts receivable	67,555	(16,532)
Derivative assets at fair value	54,896	-
Other assets	4,490	(4,819)
Accounts payable	(34,543)	(9,619)
Income taxes payable	5,542	(46,414)
Accrued and other liabilities	33,614	(21,891)
Net cash provided by operating activities	450,593	274,120

Investing activities:
Purchases of property, plant and equipment	(561,120)	(985,124)
Alliance Acquisition	-	(990,649)
Proceeds from sales of property, plant and equipment	221,038	818
Return of investment from BBEP	-	31,435
Net cash used for investing activities	(340,082)	(1,943,520)

Financing activities:
Issuance of debt	1,377,525	2,472,119
Repayment of debt	(1,507,137)	(781,988)
Debt issuance costs	(30,995)	(24,545)
Gas Purchase Commitment, net	54,488	-
Noncontrolling interest distributions	(7,344)	(6,343)
Other	(107)	(1,995)
Net cash provided by (used for) financing activities	(113,570)	1,657,248

Effect of exchange rate changes in cash	1,779	(2,609)

Net decrease in cash	(1,280)	(14,761)

Cash and cash equivalents at beginning of period	2,848	28,226

Cash and cash equivalents at end of period	$1,568	$13,465

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QUICKSILVER RESOURCES INC.
Production, on a million cubic feet of natural gas equivalent (MMcfe) per day basis, by operating area

	Three Months Ended September 30,			Nine Months Ended September 30,
	2009	2008	Change	2009	2008	Change

Texas	240.2	211.2	14%	255.3	175.6	45%
Other U.S.	3.2	3.3	-3%	3.2	3.4	-6%
	243.4	214.5	13%	258.5	179.0	44%

Canada	67.8	62.5	9%	66.1	62.5	6%

Total	311.2	277.0	12%	324.6	241.5	34%

QUICKSILVER RESOURCES INC.
Unaudited Selected Operating Results

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Average Daily Production:
Natural Gas (Mcfd)	221,168	199,820	232,728	167,393
NGL (Bbld)	14,024	11,534	14,074	11,018
Oil (Bbld)	981	1,334	1,236	1,326
Total (Mcfed)	311,196	277,031	324,590	241,458

Average Realized Prices:
Natural Gas (per Mcf)	$7.69	$8.20	$7.41	$8.40
NGL (per Bbl)	$28.15	$53.82	$24.57	$52.69
Oil (per Bbl)	$60.55	$84.80	$47.44	$83.70
Total (Mcfe)	$6.93	$8.56	$6.56	$8.69

Expense per Mcfe:
Oil and gas production expense:
Cash expense	$0.99	$1.26	$1.02	$1.45
Stock-based compensation	0.03	0.04	0.03	0.04
Total oil and gas production expense:	$1.02	$1.30	$1.05	$1.49

Production and ad valorem taxes	$0.23	$0.19	$0.21	$0.16
Depletion, depreciation and accretion	$1.56	$2.03	$1.75	$1.90
General and administrative expense:
Cash expense	$0.46	$0.49	$0.45	$0.55
Litigation settlement	0.03	0.38	0.07	0.15
Equity compensation	0.13	0.13	0.15	0.15
Total general and administrative expense	$0.62	$1.00	$0.67	$0.85

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QUICKSILVER RESOURCES INC.
RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED NET INCOME
In thousands, except per share data - Unaudited

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2009	2008	2009	2008

Net income (loss)	$730	$(3,755)	$(590,011)	$88,714

Adjustments
Impairment of E&P Properties	-	-	967,126	-
Impairment of investment in BBEP	-	-	102,084	-
Equity portion of BBEP impairment of E&P properties	-	-	35,044	-
Equity portion of early settlement of hedges from BBEP	(10,094)	-	(28,602)	-
Equity portion of interest rate derivative loss from BBEP	(136)	-	6,841	-
Equity portion of commodity derivative loss (income) from BBEP	60,160	103,520	(78,663)	126,360
Debt termination-related expenses (interest expense)	-	-	27,122	-
Legal settlement (G&A)	-	9,633	5,000	9,633
Total adjustments before income tax expense	49,930	113,153	1,035,952	135,993
Income tax expense for above adjustments	(17,475)	(39,604)	(344,896)	(47,598)
Adjustments for above adjustments after taxes	32,455	73,549	691,056	88,395
Current quarter effect of tax rate change to prior quarters	9,553	-	-	-
Total adjustments after tax	42,008	73,549	691,056	88,395

Adjusted net income	$42,738	$69,794	$101,045	$177,109

Adjusted net income per common share - Diluted	$0.25	$0.40	$0.58	$1.04

Diluted weighed average common shares outstanding	180,474	175,770	179,972	171,099

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